EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
PRESS RELEASE	Tel. 804.289.9600
Fax 804.289.9770

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

Brink’s Exits Cash Handling Operations in the Netherlands

RICHMOND, Va., December 24, 2014 – The Brink's Company (NYSE: BCO) today announced that it has exited the cash handling market in the Netherlands due to the previously disclosed loss of its largest customer in that country.  To ensure an orderly exit and transition, Brink’s sold its shares of Brink’s Netherlands, B.V., for nominal value to Stichting Continuiteit Brink’s Nederland, an independent foundation that was formed to benefit the interests of remaining stakeholders including former employees of Brink’s, customers and vendors.  The foundation has the right to use the Brink’s name for up to one year.
Results from the Netherlands operations for the fourth quarter of 2014 and all prior periods will be reported as discontinued operations.  Brink’s expects to incur a charge of $20 million to $25 million against fourth-quarter GAAP earnings from discontinued operations related to restructuring costs and the sale of the business.  The company will provide more details on these charges, and on 2014 GAAP results from the Netherlands operations, when it releases fourth-quarter and full-year results.
On a non-GAAP basis, 2014 results from Netherlands operations were expected to include approximately $130 million of revenue, $14 million of segment operating profit, and net income of $10 million or 20 cents per share.  (Non-GAAP results for 2014 will exclude the estimated fourth-quarter charge of $20 million to $25 million related to restructuring costs and the sale of the business and also will exclude the third-quarter restructuring charge of $16 million).
On October 17, Brink’s announced a plan to restructure its Netherlands operations in response to a loss of business with Rabobank, its largest customer in that country.  In 2011, the country's three largest banks -- Rabobank, ING Bank and ABN AMRO -- with the support of the central bank of the Netherlands, founded a collaborative entity known as Geldservice Nederland B.V. (GSN).  GSN has provided money processing services for the three banks since 2011.  Prior to exiting the Netherlands market, Brink’s continued to provide all ATM managed services to Rabobank.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

Non-GAAP Results
Non-GAAP results described in this press release are financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles ("GAAP"). The purpose of the Non-GAAP results is to report Netherlands information without certain income and expense items and after adjusting tax expense related to the Netherlands adjustments.
The non-GAAP information provides information to assist comparability and estimates of future performance. Brink's believes these measures are helpful in assessing operations and estimating future results and enable period-to-period comparability of financial performance. In addition, Brink's believes the measures will help investors assess the ongoing operations. Non-GAAP results should not be considered as an alternative to revenue, income or earnings per share amounts determined in accordance with GAAP and should be read in conjunction with their GAAP counterparts.
The expected non-GAAP results for the Netherlands operations are not reconciled to GAAP because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable effort.

Forward-Looking Statements
          This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in this report includes, but is not limited to, charges against fourth quarter 2014 earnings. Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated.
          These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: changes in estimates and assumptions, including those underlying our critical accounting policies; and the promulgation and adoption of new accounting standards and interpretations, new government regulations and interpretation of existing regulations.
         This list of risks, uncertainties and contingencies is not intended to be exhaustive. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2013, and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

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